Exhibit 4.4

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of March    , 2004, by and among, Trans-Industries, Inc., a Delaware Corporation (the “Company”), Dale Coenen (“Coenen”), Duncan Miller (“Miller”) and the “Investors” (as defined below) (the Investors, Coenen and Miller are each sometimes referred to as a “Stockholder” and collectively as the “Stockholders”).

     WHEREAS, the Investors are purchasing shares of Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company pursuant to a Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”); and

     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the parties enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the investment by the Investors under the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1. Defined Terms.

          Capitalized terms used herein, and not otherwise defined herein, will have the following meanings.

          1.1.1 An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, (a) “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise and (b) an individual will be deemed to “control” (i) such individual’s spouse, natural or adopted children or grandchildren or (ii) a trust for the benefit of any one or more of such individual, such individual’s spouse, natural or adopted children or grandchildren.

          1.1.2 “Agreement” means this Voting Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          1.1.3 “Board” means the Board of Directors of the Company.

          1.1.4 “Common Stock” means the Company’s common stock, par value $0.10 per share.

          1.1.5 “Investors” means Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified, and his Affiliates and successors.

          1.1.6 “Person” or “person” means an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization, a government or any agency, instrumentality or political subdivision of a government.

          1.1.7 “Stockholder” means, at any time, (i) any Person who is now or later becomes, pursuant to the terms hereof, a party to this Agreement as a “Stockholder,” and (ii) any executor, administrator, guardian, custodian, trustee, receiver, or other legal representative of a Stockholder who obtains legal or beneficial ownership of any shares of capital stock of the Company or the power to transfer or vote the same in the event of a Stockholder’s death, disability or other incapacity.

ARTICLE 2

AGREEMENT TO VOTE

Section 2.1 Agreement to Vote.

          Each Stockholder, on behalf of itself and any transferee or assignee who is an Affiliate of such Stockholder, will hold all of the shares of capital stock of the Company registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution thereof, and any other securities of the Company currently held or subsequently acquired by such Stockholder) (the “Securities”) subject to, and to vote the Securities at any regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

Section 2.2 Legends.

          Each certificate representing any voting Securities held by a Stockholder shall be endorsed by the Company with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS SET FORTH IN AN AGREEMENT AMONG THE COMPANY, CERTAIN STOCKHOLDERS AND THE HOLDER HEREOF. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.

The Company shall cause each certificate evidencing voting Securities to bear the legend required herein; provided, however, that the parties agree that the failure to cause a certificate evidencing Securities to bear such legend shall not affect the validity or enforcement of this

Agreement. At such time as any Securities cease to be subject to the terms of this Agreement, the Company shall, upon the written request of the holder of such Securities, promptly cause such legend to be removed from the applicable certificates.

Section 2.3. Scope.

          Except as set forth herein, this Agreement shall not extend to other matters upon which stockholders of the Company have a right to vote under the Certificate of Incorporation or By-Laws of the Company or under the General Corporation Law of the State of Delaware.

Section 2.4 Manner of Voting.

          The voting of Securities pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

ARTICLE 3

BOARD OF DIRECTORS, OFFICERS AND OTHER MATTERS

Section 3.1 Board Size.

          Each Stockholder shall vote all Securities that it holds (or as to which it has voting power) to ensure that the size of the Board shall be set and remain at six directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement and in accordance with the Certificate of Incorporation; provided, further, however, if a Person or group of Persons elects not to name, or loses the right pursuant to the terms hereof, to name one or more designees as provided in Section 3.2, the Board seat to be filled by such designee(s) shall remain vacant until such time (if ever) as such designee is named and elected to the Board of Directors pursuant hereto, and until such time, the full Board of Directors shall be comprised of those Persons that have been designated and elected to the Board of Directors pursuant hereto.

Section 3.2 Board Members.

          Each Stockholder will vote all Securities that it holds (or as to which it has voting power) in the following manner.

          (a) with respect to the three directors that the Certificate of Incorporation provides shall be elected by the holders of Series B Convertible Preferred Stock voting as a single class, in favor of three designees (the “Figgie Directors”) of the Investors holding a majority of the outstanding Series B Preferred Stock then held by all Investors, who initially shall be Harry E. Figgie, Jr., James O’Brien and Richard Solon.

          (b) In the event of any vacancy on the Board with respect to any of the Figgie Directors, each Stockholder agrees to vote all Securities to fill such vacancy in the same manner as provided in Section 3.2(a). The parties further agree that no Figgie Director may be removed from office without the approval of the holders of voting stock required to elect such director in accordance with this Section 3.2.

          (c) Any director of the Company may be removed from the Board in the manner allowed by law and the Company’s Certificate of Incorporation and Bylaws, but with respect to a Figgie Director, only upon the vote or written consent of the Stockholders entitled to designate such director.

          (d) None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

     Section 3.3 Officers.

          (a) Each Stockholder will take any and all action in its capacity as a stockholder and/or a Director of the Company, if applicable, including without limitation through the voting of any Securities as provided herein, to cause the Board to elect the designees of the Investors holding a majority of the outstanding Series B Preferred Stock (on an as if converted basis) and/or shares of Common Stock then held by all Investors, as the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, provided, however, that the Investors agree that their designee as the Company’s Chief Executive Officer for the three (3) year period following the date of this Agreement shall be Dale Coenen, subject to his earlier death, disability, resignation or removal for cause by a majority of the Board.

          (b) In the event of any vacancy in the position of Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, each Stockholder will take any all action in its capacity as a stockholder and/or a Director of the Company, if applicable, including without limitation through the voting of any Securities as provided herein, to cause the Board to fill such vacancy in the same manner as provided in Section 3.3(a).

          (c) None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

Section 3.4 Shareholder Approval.

          Each Stockholder will vote all Securities that it holds (or as to which it has voting power) to approve the transactions contemplated by the Purchase Agreement and the Transaction Documents (as defined in the Purchase Agreement), as required by certain National Association of Securities Dealers, Inc. (“NASD”) rules providing for qualitative listing requirements applicable to securities traded on the Nasdaq National Market and Nasdaq SmallCap Market and any other approval, authorization or waiver that may be required by any state or other institution, persons or agencies, including without limitation, the Securities and Exchange Commission (“SEC”).

Section 3.5 Other Actions

          (a) On all matters other than those listed in Sections 3.1, 3.2, 3.3 or 3.4 on which the Stockholders have a vote at any regular or special meeting of the stockholders of the Company, Coenen and Miller shall vote their stock for or against such matter in the same proportion as all of the stockholders of the Company, other than the Investors, have voted for or against such matter. For example, if the stockholders of the Company, other than the Investors, vote 52% of their stock for, and 48% of their stock against, a particular matter, Coenen and Miller will also vote 52% of their Securities for, and 48% of their Securities against, such matter.

          (b) On all matters other than those listed in Sections 3.1, 3.2, 3.3 or 3.4 on which the Stockholders have a vote at any regular or special meeting of the stockholders of the Company, the Investors may vote their Securities in any manner they elect in their sole discretion.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Consequence of transfer.

          Upon any transfer of any Securities to an Affiliate of a Stockholder, the Securities so transferred and the transferee thereof shall be bound by and subject to all of the provisions, restrictions and obligations set forth in this Agreement. As a condition precedent to the effectiveness of such transfer and the issuance of any certificate or other instrument representing such transferred Securities, such Affiliate transferee shall agree to become bound by this Agreement as a “Stockholder” hereunder by executing and delivering to the Company a counterpart hereof. Any new certificate or other instrument evidencing such Securities issued to such transferee shall bear a legend in accordance with Section 2.2 hereof. Upon any transfer of any Securities to a Person who is not an Affiliate of a Stockholder, the Securities so transferred shall cease to be subject to the terms of this Agreement.

Section 4.2 Grant of Proxy.

          Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

Section 4.3 Additional Covenants of the Company.

          The Company agrees to take all actions required to ensure that the rights given to the Stockholders hereunder are effective and that the Stockholders enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s best efforts to cause the compliance with the terms of Article 3 hereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Stockholders hereunder against impairment.

Section 4.4 Additional Securities.

          In the event of any issuance of any voting Securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Securities shall become subject to this Agreement and shall be endorsed with the legend set forth herein.

Section 4.5 Duration of Agreement.

          4.5.1 The rights and obligations of the Company and each Stockholder under this Agreement shall terminate on the earliest to occur of the following: (a) ten years from the date hereof; (b) immediately upon the Investors ceasing to hold at least 10% of the Company’s outstanding Common Stock (treating the Investors, for the purpose of such calculation, as the holders of the number of shares of Common Stock which would be issuable to them upon conversion, exercise or exchange of all Securities (including but not limited to the Series B Preferred Stock) held by the Investors that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock), and (c) immediately prior to a transaction constituting a deemed liquidation or dissolution of the Company under Section 4 of the terms of the Series B Preferred Stock as set forth in the Company’s Certificate of Incorporation.

          4.5.2 Notwithstanding anything contained herein to the contrary, the rights and benefits afforded to, and the obligations imposed on, any Stockholder hereunder will terminate immediately, and without the need for any further action by any party hereto, at such time as such Stockholder ceases to be a stockholder of the Company.

Section 4.6 Notices.

          All notices, consents and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be given or delivered as follows, or to such other address for a party as such party may specify in a written notice given to each other party in accordance with this Section:

     If to the Company, to:

Trans-Industries, Inc. 2637 South Adams Road Rochester Hills, MI 48309 Attention: Chief Executive Officer Facsimile No.: (248) 852-1211

If to a Stockholder, to the address specified for such Stockholder in the Purchase Agreement or in the Company’s record of stockholders.

Notices so addressed and sent by registered or certified mail with first-class postage prepaid and return receipt requested, or by a national overnight air courier service, shall be deemed to have been given three business days and one business day, respectively, after the date of registration or documented acceptance by the national overnight air courier service, as the case may be, and in the case of facsimile transmission, upon confirmation of receipt of such transmission. Otherwise, notices shall be deemed to have been given when actually received.

Section 4.7 Successors and Assigns.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, but only to the extent specifically provided herein, provided, however, than an Investor may assign any and all of its rights and obligations hereunder to any Persons to whom such Investor transfers any of its Securities.

Section 4.8 Equitable Relief.

          The parties agree that it is impossible to determine the monetary damages which would accrue to any party by reason of the failure of any party to perform any of its obligations under this Agreement requiring the performance of an act other than the payment of money only. Each party shall be entitled to enforce its rights under this Agreement specifically and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. In the event of a breach or threatened breach by a party of any of the provisions of this Agreement, the other parties hereto shall be entitled to an injunction restraining such party from any such breach, and each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. The availability of such remedies shall not prohibit any party from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from a breaching party.

Section 4.9 Entire Agreement.

          This Agreement, the Transaction Documents (as defined in the Purchase Agreement) and the other writings referenced herein constitute the exclusive statement of the agreement of the parties hereto concerning the subject matter hereof and supersede all other agreements, oral or written, among or between any of them concerning such subject matter. All negotiations among or between any of the parties hereto concerning the subject matter of this Agreement are superseded by this Agreement and the Transaction Documents, including any that may have been expressed in any term sheet, letter of intent or other similar document, and there are no representations, promises, understandings or agreements, oral or written, in relation thereto among or between any of them other than those incorporated herein.

Section 4.10 Waiver and Amendment.

          No waiver of any provision of this Agreement shall be effective unless made in a written instrument which specifically references this Agreement and which is duly signed by or on behalf of the party against whom such waiver is sought to be enforced. Except as expressly provided herein, the failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of any provision or of the right of any such Person to enforce each and every provision of this Agreement. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by the holders of at least a majority of the voting Securities then subject to this Agreement, based upon voting power and calculated on an as-if-converted basis, together with the consent of the Investors holding a majority of the outstanding Series B Preferred Stock (on an as if converted basis) and/or shares of Common Stock then held by all stockholders.

Section 4.11 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally agrees that any action, suit or proceeding at law or in equity which in any way arises out of or relates to this Agreement (a “Litigation”) may be brought in the any state or federal court of competent jurisdiction located in the State of Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.12 Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable as against all parties hereto, but if any provision of this Agreement is held to be invalid or unenforceable in any respect or as to any Person, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement as to any Person. In the event that pursuant to any regulatory authority or regulation, the Company is required to make any revisions or modifications to any provision of this Agreement or any of the other related documents, the parties agree to enter into good faith negotiations and make revisions or modifications, to the extent possible, that are in compliance with such regulation or the rules of such regulatory authority, and which are designed to accomplish the purposes of such provision to be revised or modified.

Section 4.13 Headings.

          The Article and Section headings contained in this Agreement are intended solely for convenience of reference and shall not be considered in interpreting this Agreement.

Section 4.14 Gender; Inclusion.

          Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter and the neuter gender includes the masculine or feminine. In every place where they are used in this Agreement, the words “include” and “including” are intended and shall be construed to mean “include, without limitation” and “including, without limitation”, respectively, unless a different intent is expressly stated in the context.

Section 4.15 Counterparts.

          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, and may be executed and delivered with separate signature pages as though all parties had executed and delivered the same signature page. Any Affiliate of a Stockholder to whom Securities are transferred pursuant to the terms of this Agreement may execute a counterpart of this Agreement and become a party hereto and any such person shall be deemed a Stockholder hereunder.

Section 4.16 Time Periods.

          Unless otherwise expressly stated in the context, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, Sunday, or a holiday observed by the Company at its principal executive office, the period during which such action may be taken shall be automatically extended to the next business day.

Section 4.17 No Inconsistent Agreements; Further Assurances.

          Neither the Company nor any other party hereto shall take any action or enter into any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

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[SIGNATURE PAGE IMMEDIATELY FOLLOWING]

          IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

TRANS-INDUSTRIES, INC.

By:
Name:
Title:

          IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

STOCKHOLDERS

Dale Coenen

Duncan Miller

Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified